SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                  FORM SB-2

                       POST-EFFECTIVE AMENDMENT NO. 6
                          TO REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                     OPPORTUNITY MANAGEMENT COMPANY, INC.

           (Exact name of registrant as specified in its charter)

        Washington                      6189                    91-1427776
(State or other jurisdiction      (Primary Standard           (IRS Employer
    of incorporation or       Industrial Classification    Identification No.)
     organization)                 Code Number)

                         12904 East Nora, Suite A
                        Spokane, Washington  99216
                             (509) 928-6545
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              H.E. Brazington
                  President and Chief Executive Officer
                   Opportunity Management Company, Inc.
                        12904 East Nora, Suite A
                       Spokane, Washington  99216
                             (509) 928-6545
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copy to:

                        Douglas J. Siddoway, Esq.
                         Randall & Danskin, P.S.
                    1500 Seafirst Financial Center
                       601 West Riverside Avenue
                       Spokane, Washington  99201
                             (509) 747-2052

Approximate date of commencement of the proposed sale of the securities to the public: Not applicable. This post-effective amendment to the issuer's Registration Statement is filed solely for the purpose of withdrawing from registration those shares of its common stock remaining unsold following termination of its offering, pursuant to the undertaking specified in Item 512(a)(iii)(3) of Regulation S-B.

                     CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
                                                                          Proposed
Title of each class                             Proposed                   maximum
of securities to be      Amount to be        maximum offering         aggregate offering       Amount of
registered                registered         price per share                price           registration fee
------------------------------------------------------------------------------------------------------------

Common Stock, $5.00      Not applicable      Not applicable             Not applicable       Not applicable
par value per share


                             Explanatory Note

This post-effective amendment is filed pursuant to Item 512(a)(iii)(3) of Regulation S-B, solely for the purpose of withdrawing from registration the 1,200,446 shares of Opportunity Management Company, Inc.'s common stock remaining unsold following termination of its offering on July 22, 1997.

Opportunity Management Company, Inc. is a Washington corporation engaged in the business of purchasing and holding high-risk loans made primarily to local borrowers, with the objective of earning current income for its shareholders. The company was organized in 1988 and commenced operations in 1989.

The company has historically funded its loan purchases from sales of its common stock to the public. Since 1993 the company has been more or less continuously engaged in the offer and sale of its stock pursuant to a registration statement, on Form SB-2, and related prospectus (Commission File No. 33-68700-S) that was first declared effective by the Securities and Exchange Commission ("Commission") on December 7, 1993; this registration statement has been amended annually, the last amendment having been filed with the Commission in August of 1996. The company also files periodic and other reports with the Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

As of July 22, 1997, being the date its offering of common stock was terminated, the company had offered and sold 1,119,554 shares of common stock pursuant to the registration statement and related prospectus. All of these shares were sold at the price of $5.00 per share, primarily to existing shareholders who elected to reinvest dividends declared and paid on the common stock. The company has elected to be treated for federal income tax purposes as a real estate investment trust, one consequence of which is that it distributes at least 95% of its quarterly net earnings to its shareholders in cash. As of such date, 1,200,446 shares of common stock initially registered remained unsold.

Management and the board of directors have determined that the offer and sale of its securities pursuant to the registration statement and related prospectus is no longer consistent with the company's business objectives. For this reason, the board of directors of the company adopted resolutions, dated July 22, 1997, authorizing the withdrawal from registration of those shares of common stock remaining unsold at such date.

                               SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on July 22, 1997.

                              OPPORTUNITY MANAGEMENT COMPANY, INC.


                              By:  /s/ H. E. Brazington
                                   ------------------------------
                                    its President

                              Dated: July 22, 1997

In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates indicated.


By:  /s/ Stanley E. Brazington          By:  /s/ Elden Sorensen
     ------------------------------          ------------------------------
      its Principal Financial and             a Director
      Accounting Officer

Date: July 22, 1997                     Date:  July 22, 1997


By:  /s/ Robert C. Brown                By:  /s/ David W. Hanson
     ------------------------------          ------------------------------
      a Director                              a Director

Date: July 22, 1997                     Date:  July 22, 1997


By:                                     By:  /s/ C. Patrick Craigen
     ------------------------------          ------------------------------
      Dr. Vaughn Ransom, a Director           a Director

Date: July __, 1997                     July 22, 1997


By:  /s/ Vern W. Haworth
     ------------------------------
      a Director

Date: July 22, 1997


By:
     -------------------------------
      Douglas M. O'Coyne, a Director

Date: July __, 1997